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Exhibit 4.5

SECURITIES PURCHASE AGREEMENT

        This Securities Purchase Agreement (the "Agreement") is made as of July 29, 2003 by and among Odetics, Inc., a Delaware corporation (the "Company"), and the purchasers listed on Schedule A hereto (each a "Purchaser" and collectively, the "Purchasers").

        1.    Purchase and Sale of the Securities.    Subject to the terms and conditions herein contained, each Purchaser hereby purchases, and the Company hereby sells to such Purchaser, the number of shares of the Company's Class A Common Stock, par value $0.10 per share (the "Class A Common Stock"), set forth next to such Purchaser's name on Schedule A attached hereto at a purchase price of $0.60 per share. In connection with the purchase and sale of the shares of Class A Common Stock hereunder, the Purchasers will receive, for no additional consideration, warrants, substantially in the form attached hereto at Exhibit A (the "Warrants"), to acquire the number of shares of Class A Common Stock set forth under the heading "Warrant Shares" on Schedule A (collectively, the "Warrant Shares"), at an exercise price of $1.50 per share, subject to adjustment as set forth in the Warrants. Concurrently with the execution of this Agreement, each Purchaser shall deliver to the Company the purchase price (as indicated on Schedule A hereto) for the shares of Class A Common Stock being purchased by it in cash, check or wire transfer, in each case in immediately available funds, or any combination thereof, and the Company shall deliver to such Purchaser a certificate representing the shares so purchased and the applicable Warrant. Such delivery of and payment for the shares of Class A Common Stock and the Warrants shall be made at the offices of Dorsey & Whitney LLP, 38 Technology Drive, Irvine, California 92618 or at such other place as the Purchasers and the Company may agree upon.

        The shares of Class A Common Stock set forth on Schedule A hereto (collectively, the "Shares") and the Warrants are sometimes herein collectively referred to as the "Securities." This Agreement and the Warrants are sometimes herein collectively referred to as the "Transaction Documents."

        The Securities will be offered and sold to the Purchasers without such offers and sales being registered under the Securities Act of 1933, as amended (together with the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder, the "Securities Act"), in reliance on exemptions therefrom.

        2.    Representations and Warranties of the Company.    The Company represents and warrants that:

          (a)   Each of the Company and its subsidiaries, Iteris, Inc. and MAXxess, Inc. (together, the "Subsidiaries"), has been duly incorporated and each of the Company and the Subsidiaries is validly existing in good standing as a corporation under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own its properties and conduct its business as now conducted as described in the Company's Annual Report on Form 10-K filed with the SEC on June 30, 2003 (the "Form 10-K").

          (b)   The Company has the authorized, issued and outstanding capitalization set forth in the Form 10-K (subject to (i) the subsequent issuance of shares pursuant to options issued or issuable under the Company's stock option plans, employee stock purchase plans, outstanding warrants or other rights to acquire shares described in the Form 10-K and (ii) the issuance of shares of Class A Common Stock upon conversion of the Class B Common Stock in accordance with the terms of the Company's Certificate of Incorporation, as amended).

          (c)   The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents. Each of the Transaction Documents has been duly and validly authorized by the Company and, when executed and delivered by the Company, will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms except as the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally or

  (ii) general principles of equity and the discretion of the court before which any proceeding therefore may be brought (regardless of whether such enforcement is considered in a proceeding at law or in equity).

          (d)   The Shares have been duly authorized and, when issued upon payment thereof in accordance with this Agreement, will have been validly issued, fully paid and nonassessable. The Warrant Shares have been duly authorized and validly reserved for issuance, and when issued upon exercise of the Warrants in accordance with the terms thereof, will have been validly issued, fully paid and nonassessable.

          (e)   No consent, approval, authorization, license, qualification, exemption or order of any court or governmental agency or body or third party is required for the performance of the Transaction Documents by the Company or for the consummation by the Company of any of the transactions contemplated thereby, except for such consents, approvals, authorizations, licenses, qualifications, exemptions or orders (i) as have been obtained, (ii) as are not required to be obtained under the securities laws prior to the date hereof or (iii) which the failure to obtain would not, individually or in the aggregate, have a material adverse effect on the business, condition (financial or other), properties, prospects or results of operations of the Company and the Subsidiaries, taken as a whole (any such event, a "Material Adverse Effect"). All such consents, approvals, authorizations, licenses, qualifications, exemptions and orders that are required to be obtained prior to the date hereof will be in full force and effect as of the date hereof and not be the subject of any pending or, to the knowledge of the Company, threatened termination.

          (f)    The Company is not (i) in material violation of its Certificate of Incorporation or Bylaws (or similar organizational document), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to it or any of its properties or assets, which breach or violation would, individually or in the aggregate, have a Material Adverse Effect, or (iii) in default (nor has any event occurred which with notice or passage of time, or both, would constitute a default) in the performance or observance of any obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, deed of trust, loan agreement, note, lease, franchise agreement, permit, certificate or agreement or instrument to which it is a party or to which it is subject, which default would have a Material Adverse Effect.

          (g)   The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated thereby and the fulfillment of the terms thereof will not (i) violate, conflict with or constitute or result in a breach of or a default under (or an event that, with notice or lapse of time, or both, would constitute a breach of or a default under) any of (A) the terms or provisions of any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, franchise agreement, permit, certificate or agreement or instrument to which the Company is a party or to which any of its properties or assets are subject, (B) the Certificate of Incorporation or Bylaws of the Company or (C) any statute, judgment, decree, order, rule or regulation of any court or governmental agency or other body applicable to the Company or its properties or assets or (ii) result in the imposition of any lien upon or with respect to any of the properties or assets now owned or hereafter acquired by the Company, which violation, conflict, breach, default or lien (as indicated in subsections (i) and (ii) above) would have a Material Adverse Effect.

          (h)   Other than actions related to past due trade payables and other outstanding payables, there is not pending or, to the knowledge of the Company, threatened any action, suit, proceeding, inquiry or investigation, governmental or otherwise, to which any of the Company or the Subsidiaries is a party, or to which their respective properties or assets are subject, before or brought by any court, arbitrator or governmental agency or body, that, if determined adversely to the Company or any such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect.

          (i)    The Company and the Subsidiaries own or possess adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights, know-how and other intellectual property rights that are necessary to conduct their businesses as described in the Form 10-K. None of the Company or the Subsidiaries has received any written notice of infringement of (or knows of any such infringement of) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights, know-how or other intellectual property rights that, if such assertion of infringement or conflict were sustained, would, individually or in the aggregate, have a Material Adverse Effect.

          (j)    None of the Company, the Subsidiaries or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) directly, or through any agent, engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Securities or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act. Assuming the accuracy of the representations and warranties of the Purchasers in Section 3 hereof, it is not necessary to register any of the Securities under the Securities Act to offer, sell and deliver the Securities to the Purchasers in the manner contemplated by this Agreement.

          (k)   The Company does not know of any claims for services, either in the nature of a finder's fee or financial advisory fee with respect to the offering of the Shares and the transactions contemplated by the Transaction Documents.

        3.    Representations and Warranties of the Purchasers.    Each Purchaser represents, warrants and covenants as follows:

          (a)   The Securities to be acquired by it hereunder (including the Warrant Shares that it may acquire upon exercise of the Warrants) are being acquired for such Purchaser's own account for investment (and/or on behalf of managed accounts who are purchasing solely for their own accounts for investment) and with no intention of distributing or reselling such Securities (including the Warrant Shares that it may acquire upon exercise of the Warrants, as the case may be) or any part thereof or interest therein in any transaction which would be in violation of the securities laws of the United States of America or any State, without prejudice, however, to such Purchaser's right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Shares or Warrant Shares under an effective registration statement under the Securities Act and in compliance with applicable state securities laws or under an exemption from such registration, and subject, nevertheless, to the disposition of such Purchaser's property being at all times within its control.

          (b)   Such Purchaser understands that the Securities (including the Warrant Shares that it may acquire upon exercise of the Warrants) have not been registered under the Securities Act and may not be offered, resold, pledged or otherwise transferred except (i) pursuant to an exemption from registration under the Securities Act (and, if requested by the Company, based upon an opinion of counsel acceptable to the Company) or pursuant to an effective registration statement under the Securities Act and (ii) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

          (c)   Such Purchaser agrees to the imprinting of a legend, substantially in the following form, on the Securities (including the Warrant Shares that it may acquire upon exercise of the Warrants) together with any other legends required under applicable state securities laws):

      These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged, hypothecated or otherwise transferred (i) in the absence of a registration statement in effect with respect to the securities under such Act or (ii) unless transferred pursuant to an exemption from the Act, and assurances (including but not limited to an opinion of counsel), if so required by the company, are provided to the company, satisfactory in form and content to the company, stating that such sale or transfer is exempt from the registration requirements of such Act.

          The legend set forth above may be removed if and when the Shares or the Warrant Shares, as the case may be, are sold pursuant to an effective registration statement under the Securities Act or in the opinion of counsel reasonably acceptable to the Company experienced in the area of United States Federal securities laws such legends are no longer required under applicable requirements of the Securities Act. The Shares and the Warrant Shares shall also bear any other legends required by applicable Federal or state securities laws, which legends may be removed when in the opinion of counsel to the Company experienced in the applicable securities laws, the same are no longer required under the applicable requirements of such securities laws. The Company agrees that it will provide each Purchaser, upon request, with a substitute certificate, not bearing such legend at such time as such legend is no longer applicable. Each Purchaser agrees that, in connection with any transfer of the Shares or the Warrant Shares by it pursuant to an effective registration statement under the Securities Act, such Purchaser will comply with all prospectus delivery requirements of the Securities Act. The Company makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of the Shares or the Warrant Shares.

          (d)   Such Purchaser is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act.

          (e)   Such Purchaser or its general partner (i) has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, (ii) has been represented by counsel, (iii) has evaluated the merits and risks of such investment and is able to bear the economic risk of such investment and (iv) at the present time, is able to afford a complete loss of such investment.

          (f)    The purchase of the Securities to be purchased by such Purchaser has been duly and properly authorized and this Agreement has been duly executed and delivered by it or on its behalf and constitutes the valid and legally binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principals of equity; and (ii) the purchase of the Securities to be purchased by it does not conflict with or violate its limited partnership agreement, operating agreement or other charter documents, or any law, regulation or court order applicable to it.

          (g)   Neither such Purchaser nor any of its directors, officers, employees, agents, partners, members, or controlling persons has taken, directly or indirectly, any actions designed, or might reasonably be expected to cause or result, under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise, in, or that has constituted, stabilization, or manipulation of the price of the Class A Common Stock.

          (h)   Such Purchaser acknowledges it has reviewed the Form 10-K and further acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; and (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in the Securities.

          (i)    Such Purchaser understands and acknowledges that (i) the Securities are offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and that the Company and its counsel will rely upon, the accuracy and truthfulness of the foregoing representations.

        4.    Registration.    Within 30 days from the date hereof, the Company shall use its best efforts to prepare and file with the SEC a registration statement covering the resale of the Shares and the Warrant Shares (collectively, the "Registrable Securities") for an offering to be made on a continuous basis pursuant to Rule 415 (the "Registration Statement"). The Registration Statement required hereunder shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form). The Company shall use its best efforts to keep such Registration Statement continuously effective under the Securities Act until all Registrable Securities covered by such Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) as determined by the counsel reasonably acceptable to the Company pursuant to a written opinion to such effect addressed and acceptable to the Company's transfer agent.

        5.    Furnishing of Information.    As long as any Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. Upon the request of any such person, the Company shall deliver to such person a written certification of a duly authorized officer as to whether it has complied with the preceding sentence.

        6.    Notices.    All communications hereunder shall be in writing and shall be sent (a) if to the Company, at the addresses set forth below, or (b) if to a Purchaser, to the address(es) set forth on the signature page hereto, or (c) to such other address as such party may designate by ten days advance written notice to the other parties hereto.

      If to the Company:

      Odetics, Inc.
      1515 S. Manchester Avenue
      Anaheim, CA 92802
      Attention: Chief Executive Officer
      Facsimile: (714) 780-7857

      with a copy to:

      Dorsey & Whitney LLP
      38 Technology Drive
      Irvine, California 92618
      Attention: Ellen S. Bancroft, Esq.
      Facsimile: (714) 424-5554

        All such notices and communications shall be deemed to have been duly given: (i) when delivered by hand, if personally delivered; (ii) five business days after being deposited in the mail, postage prepaid, if mailed certified mail, return receipt requested; (iii) one business day after being timely delivered to a next-day air courier guaranteeing overnight delivery; (iv) the date of transmission if sent via facsimile to the facsimile number as set forth in this Section or the signature page hereof prior to 6:00 p.m. on a business day, or (v) the business day following the date of transmission if sent via facsimile at a facsimile number set forth in this Section or on the signature page hereof after 6:00 p.m.

or on a date that is not a business day. Change of a party's address or facsimile number may be designated hereunder by giving notice to all of the other parties hereto in accordance with this Section.

        7.    Successors.    This Agreement shall inure to the benefit of and be binding upon the Purchasers and the Company and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained. This Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person. Neither the Company nor any Purchaser may assign this Agreement or any rights or obligation hereunder without the prior written consent of the other parties.

        8.    No Waiver; Modifications in Writing.    No failure or delay on the part of the Company or any Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Purchaser at law or in equity or otherwise. No waiver of or consent to any departure by the Company or any Purchaser from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof. Except as otherwise provided herein, no amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by or on behalf of each of the Company and the relevant Purchaser.

        9.    Entire Agreement.    This Agreement, together with the other Transaction Documents, constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof and thereof.

        10.    Severability.    If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby.

        11.    Applicable Law.    The validity and interpretation of this agreement, and the terms and conditions set forth herein shall be governed by and construed in accordance with the laws of the state of California, without giving effect to provisions relating to conflicts of law to the extent the application of the laws of another jurisdiction would be required thereby.

        12.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        13.    Attorney's Fees.    If either party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder, the losing party shall pay to the prevailing party's reasonable attorneys' fees and costs incurred in bringing and prosecuting such action and/or enforcing any judgment, order, ruling or award.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:
Odetics, Inc.
By:
Gregory A. Miner Chief Executive Officer
PURCHASERS:
SACC PARTNERS
By:
Bryant Riley, General Partner
Address:	11550 Santa Monica Blvd., Suite 750 Los Angeles, CA 90025
Fax No.:	(310) 966-1448
State of incorporation (if corporate purchaser) or state of residence (if individual purchaser): California
PLEIADES INVESTMENT PARTNERS, L.P.
By:
Edward F. Bowman, President, PNC GPI, Inc.
Address:	6022 West Chester Pike Edgemont, PA 19028
Fax No.:	(610) 640-0401
State of incorporation (if corporate purchaser) or state of residence (if individual purchaser): Delaware
B. RILEY & CO.
By:
Bryant Riley, Chairman
Address:	11550 Santa Monica Blvd., Suite 750 Los Angeles, CA 90025
Fax No.:	(310) 966-1448

State of incorporation (if corporate purchaser) or state of residence (if individual purchaser): California
BRYANT RILEY
Address:	11550 Santa Monica Blvd., Suite 750 Los Angeles, CA 90025
Fax No.:	(310) 966-1448
State of incorporation (if corporate purchaser) or state of residence (if individual purchaser): California
JEREMY NOWAK & WILLIAM NOWAK
Address:	6212 Shore Acres Drive, N.W. Bradenton, FL 34209
Fax No.:	(310) 966-1448
State of incorporation (if corporate purchaser) or state of residence (if individual purchaser): Florida
WACHOVIA SECURITIES, LLC C/F GREGORY A. MINER, IRA
By:
Gregory A. Miner
Address:	One New York Plaza, 10th Floor New York, NY 10292
(Tax Id No.: 34-1542819)
Fax No.:	(212) 778-7589
State of incorporation (if corporate purchaser) or state of residence (if individual purchaser): California
TOM KELLEHER
Address:	11550 Santa Monica Blvd., Suite 750 Los Angeles, CA 90025
Fax No.:	(310) 966-1448
State of incorporation (if corporate purchaser) or state of residence (if individual purchaser): California

Schedule A

PURCHASERS

Name	No. of Shares of Class A Common Stock	Price Per Share	Aggregate Purchase Price	No. of Warrant Shares	Warrant Exercise Price
Sacc Partners	1,833,333	$0.60	$1,099,999.80	183,333	$1.50
Pleiades Investment Partners R L.P.	583,333	$0.60	349,999.80	58,333	$1.50
B. Riley & Co.	416,667	$0.60	250,000.20	41,667	$1.50
Bryant Riley	333,333	$0.60	199,999.80	33,333	$1.50
Jeremy Nowak and William Nowak	250,000	$0.60	150,000.00	25,000	$1.50
Wachovia Securities, LLC C/F Gregory A. Miner, IRA	166,667	$0.60	100,000.20	16,667	$1.50
Tom Kelleher	83,333	$0.60	49,999.80	8,333	$1.50
TOTAL	3,666,666		$2,199,999.60	366,666

Exhibit A

FORM OF WARRANT
(attached hereto)

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  Exhibit 4.5
SECURITIES PURCHASE AGREEMENT
Schedule A PURCHASERS
Exhibit A
FORM OF WARRANT (attached hereto)